Exhibit 99.2

Virgin Media announces pricing of £957 million equivalent of Senior Secured Notes due 2021

London, 24 February 2011 — Virgin Media Inc. (NASDAQ:VMED; LSE:VMED), a leading UK entertainment and communications business, today announced the pricing of the offering of approximately £957 million equivalent aggregate principal amount of senior secured notes due 2021 by its wholly-owned subsidiary Virgin Media Secured Finance PLC in a private placement to qualified institutional buyers pursuant to Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to certain non-U.S. persons pursuant to Regulation S under the Securities Act.

The notes will rank pari passu with Virgin Media’s senior credit facility and its existing senior secured notes due 2018 and, subject to certain exceptions, share in the same guarantees and security which has been granted in favour of its senior credit facility and its existing senior secured notes due 2018.

The notes are split into a $500 million U.S. dollar denominated tranche and a £650 million sterling denominated tranche. The dollar denominated notes will bear interest at a rate of 5.25% per annum and the sterling denominated notes will bear interest at a rate of 5.50% per annum. Interest on each series of notes will be payable in cash semi-annually in arrears beginning on 15 July 2011. Both series of notes will mature on 15 January 2021.

The issue price of the dollar denominated notes is 99.482% of the principal amount and the issue price of the sterling denominated notes is 99.108% of the principal amount. The net proceeds from the offering, taking into account fees and expenses, are estimated to be approximately £940 million, based on a $/£ exchange rate of $1.63 on 18 February 2011.

Virgin Media intends to use part of the net proceeds from the notes offering to prepay a portion of its A and B Tranches under its senior credit facility and the remainder for general corporate purposes. Specifically, Virgin Media intends to prepay approximately £533 million of its A Tranche, thus eliminating all scheduled amortisation in 2011 through to the end of 2014, and approximately £367 million of its B Tranche currently scheduled for payment in 2015.

Closing of the transaction is expected to occur on 3 March 2011, subject to satisfaction of customary closing conditions. Virgin Media expects to issue a paydown notice to its lenders under the senior credit facility after closing, with the paydown of the A Tranche expected to be made on or around 11 March 2011, and the paydown of the B Tranche expected to be made on or around 17 March 2011.

For further information contact:

Investor Relations Contacts:

Richard Williams, +44 (0) 20 7299 5479, richard.williams@virginmedia.co.uk

Vani Bassi, +44 (0) 20 7299 5353, vani.bassi@virginmedia.co.uk

Media Contacts

Gareth Mead, +44 (0) 20 7299 5703, gareth.mead@virginmedia.co.uk

Or

Tavistock Communications

Lulu Bridges, +44 (0) 20 7920 3150, lbridges@tavistock.co.uk

Important Information

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities described herein and shall not constitute an offer, solicitation or sale in any jurisdiction in which such  offer, solicitation or sale is unlawful. The securities have not been registered under the Securities Act, or any applicable state securities laws, and are being offered in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States to certain non-U.S. persons pursuant to Regulation S under the Securities Act. Unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Virgin Media cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Virgin Media’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. Certain of these factors are discussed in more detail under “Risk Factors” and elsewhere in Virgin Media’s annual report on Form 10-K as filed with the U.S. Securities and Exchange Commission (SEC) on February 22, 2011.There can be no assurance that the transactions contemplated in this announcement will be completed. Virgin Media assumes no obligation to update any forward-looking statement included in this announcement to reflect events or circumstances arising after the date on which it was made.